ADMINISTRATION AGREEMENT

         THIS AGREEMENT is made this 17TH day of October 2007 and is effective as of the 1ST day of October 2007, by and between The Japan Fund, Inc., a Maryland corporation (the "Fund"), and SEI Investments Global Funds Services (the "Administrator"), a Delaware business trust.

         WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Administrator and Fund entered into an Administration Agreement, dated as of June 28, 2002 (the "ADMINISTRATION AGREEMENT"), pursuant to which the Administrator agreed to provide certain administration and accounting services on behalf of the Funds;

         WHEREAS, pursuant to Article 6 of the Administration Agreement, the Fund provided notice to the Administrator that it desired to terminate the Administration Agreement as of 12:01 a.m. E.S.T, October 1, 2007;

         WHEREAS, the Fund's fiscal year-end is September 30, 2007 and the parties desire to enter into a limited administration agreement for a period of time in order to help the Fund meet certain of its regulatory and tax reporting obligations, as well as to ensure the smooth transition of administrative and accounting services to the new service providers including the delivery of all the Fund's books and records to the new service providers; and

         WHEREAS, the Fund desires the Administrator to provide, and the Administrator is willing to provide, limited administrative services to the Fund as the Fund and the Administrator agree upon on the terms and conditions hereinafter set forth herein;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Administrator hereby agree as follows:

         ARTICLE 1. RETENTION OF THE ADMINISTRATOR. The Fund hereby retains the Administrator to provide the Fund with administrative services as set forth in this Agreement, and the Administrator hereby accepts such employment. The Administrator shall be deemed to be an independent contractor for all purposes herein.

         ARTICLE 2. ADMINISTRATIVE AND SERVICES. The Administrator shall perform or supervise the performance by others of the services set forth in Schedule A hereto. The Administrator shall provide the Fund with all necessary office space, equipment, personnel, compensation and facilities for providing such services. The Administrator may sub-contract with third parties to perform certain of the services to be performed by the Administrator hereunder; provided, however, that the Administrator shall remain principally responsible to the Fund for the acts and omissions of such other entities. In meeting its duties hereunder, the Administrator shall have the general authority to do all acts deemed in the Administrator's good faith belief to be necessary and proper to perform its obligations under this Agreement. The Administrator shall provide assistance and reasonable cooperation to the Fund, its successor administrator and other service providers. Nothing herein shall require the Administrator to divulge any of its proprietary information or to provide the Fund's books and records in a format that infringes upon the Administrator's proprietary information. Such proprietary information may include the certain formats in which such Fund data may exist, such as those indicated in Article 11.

         ARTICLE 3.  ALLOCATION OF CHARGES AND EXPENSES.

         (A) THE ADMINISTRATOR. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also pay at its own expense all compensation, if any, of officers of the Fund as well as all Directors of the Fund who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay at its own expense the compensation of any employee of the Fund retained by the Directors of the Fund to perform services on behalf of the Fund.

         (B) FUND EXPENSES. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Shares under federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator or any affiliated corporation of the Administrator, the costs of Directors' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of service providers to the Fund. The Fund shall reimburse the Administrator for all reasonable SAS 70 audit charges. Subject to the approval of the Board of Directors or its designee, the Fund shall also reimburse the Administrator for its reasonable out of pocket expenses, including copying, postage, telephone, and fax charges, which are not incurred in the ordinary course of business.

         ARTICLE 4. COMPENSATION OF THE ADMINISTRATOR. The Fund shall pay to the Administrator compensation at the rate specified in Schedule B to this Agreement. Such compensation shall be paid to the Administrator in advance of the performance of the services required to be performed by the Administrator hereunder.

         ARTICLE 5. LIMITATION OF LIABILITY OF THE ADMINISTRATOR. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any actor or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. (As used in this Article 5, the term "Administrator" shall include Directors, officers, employees and other agents of the Administrator as well as that entity itself.) Under no circumstances shall the Administrator be liable to the Fund for consequential, indirect or punitive damages.

         So long as the Administrator, or its agents, acts without willful misfeasance, bad faith or gross negligence in the performance of its duties, and without reckless disregard of its obligations and duties hereunder, the Fund assumes full responsibility and shall indemnify the Administrator otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of Administrator in carrying out its duties hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. If in any case the Fund may be asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise the Fund of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

         The Fund shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Fund does not elect to assume the defense of a suit, it will reimburse the Administrator for the fees and expenses of any counsel retained by the Administrator.

         The Administrator may apply to the Fund at any time for instructions and may consult counsel for the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Fund until receipt of written notice thereof from the Fund.

         Nothing herein shall make Administrator liable for the performance or omissions of unaffiliated third parties not under Administrator's reasonable control such as, by way of example and not limitation, transfer agents, custodians, investment advisers or sub-advisers, postal or delivery services, telecommunications providers and processing and settlement services.

         ARTICLE 6. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall remain in effect until December 31, 2007.

         ARTICLE 7. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator rendered to the Fund are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests.

         ARTICLE 8. CONFIDENTIALITY. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its shareholders received by the Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that Administrator may disclose such information as required by law or after prior notification to and approval in writing by the Fund, which approval may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings or penalties for failure to comply.

         ARTICLE 9. CERTAIN BOOKS AND RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Fund shall be prepared and maintained at the expense of the Administrator, but shall be property of the Fund and will be made available to or surrendered promptly to the Fund on request.

         In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability. The Administrator will coordinate with the new administrator for the Fund to ensure that the new administrator receives the Fund's books and records. As indicated Article 2 and subject to Article 11, the Administrator is not required to divulge its proprietary information under any circumstances.

         ARTICLE 10. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. The Administrator undertakes to comply in all material respects with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

         ARTICLE 11. INTERNET ACCESS. Data and information may be made electronically accessible to the Fund, its adviser and/or sub-adviser, and its successor administrator through Internet access to one or more links provided by the Administrator ("Web Link"). All rights in Web Link (including text and "look and feel" attributes) are owned by Administrator. Any commercial use of the content or any other aspect of Web Link requires the written permission of Administrator. Use of the Web Link by the Fund or its agents will be subject to any terms of use set forth on the web site. A Web Link and the information (including text, graphics and functionality) in the Web Link is presented "As Is" and "As Available" without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. Administrator neither warrants that the Web Link will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Link.

         ARTICLE 12. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         ARTICLE 13. ASSIGNMENT. This Agreement shall not be assignable by either party without the prior written consent of the other party.

         ARTICLE 14. AGREEMENT FOR SOLE BENEFIT OF SEI AND THE FUND. This Agreement is for the sole benefit of the Administrator and the Fund and will not be deemed to be for the direct or indirect benefit of the clients or customers of the Administrator or the Fund. The clients or customers of the Administrator or the Fund will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys' fees, based on this Agreement or the services provided hereunder.

         ARTICLE 15. WAIVER. Any term or provision of this Agreement may be waived at any time by the party to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

         ARTICLE 16. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Fund, at The Japan Fund, Inc., c/o Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017, Attn.: Nora Jordan; and if to the Administrator, at One Freedom Valley Drive, Oaks, Pennsylvania, 19456

         ARTICLE 17. FORCE MAJEURE. No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

         ARTICLE 18. EQUIPMENT FAILURES. In the event of equipment failures beyond the Administrator's control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         ARTICLE 19. DEFINITIONS OF CERTAIN TERMS. The term "affiliated person," when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 20. HEADINGS. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

         ARTICLE 21. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 22. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         ARTICLE 23. BINDING AGREEMENT. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

         ARTICLE 24. SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

THE JAPAN FUND, INC.


By: /S/ WILLIAM L. GIVENS
    ---------------------
    Name:  William L. Givens
    Title:  Chief Executive Officer


SEI INVESTMENTS GLOBAL FUNDS SERVICES


By: /S/ JOHN ALSHEFSKI
    ------------------
    Name:  John Alshefski
    Title:  Senior Vice President

                                   SCHEDULE A

A. Administrator shall perform the following services for the Fund, subject to industry standards:

         (i) Prepare the Fund's annual financial statements; collect and process financial statement comments and issue subsequent drafts for review by the Fund and Fund's audit firm as reasonably requested by the Fund; upon approval by the Fund and the Fund's audit firm, file the financials statements with the SEC and issue financial statements to Fund shareholders within regulatory deadlines;

         (ii) Support the audit process by making records available to the audit firm; reasonably make staff available for audit inquiries and resolution of same;

         (iii) Prepare for the period ended September 30, 2007, the Fund's N-SAR, collect and process comments and issue subsequent drafts for review by the Fund and the Fund's audit firm, as reasonably requested; file the N-SAR with the SEC within regulatory deadlines;

         (iv) Prepare and file the N-CSR (which includes the edgarized financial statements) for the period ended September 30, 2007, within regulatory deadlines;

         (v) Prepare and perform all annual compliance tests related to IRS, SEC and Prospectus testing as of 9/30/2007;

         (vi) Provide updated files related to the expense roll forwards as of 9/30/2007;

         (vii) Provide QUARKs file from GCOM (provided from the previous semi annual and annual reports); and

         (viii) The Administrator is not responsible for "as-of" adjustments, trades, or any other information post 9/30, if any, required to be reflected in the financial statements. The Fund's new service provider will be required to submit all "as of" adjustments to the Administrator in a timely manner for the Administrator to complete the annual financial statements. The Administrator is not responsible for including "as of" adjustment information in financial statements if such adjustment information is received by the Administrator and there exists insufficient time for the Administrator, the Fund's auditor or any other appropriate reviewing service provider to properly review and assess the information;

B. The Administrator will also supply any financial and performance information to be inserted into the annual registration statement update (including without limitation directors compensation, distribution expenses since inception of 12b-1 plan, reimbursed expenses and services for sub-accounting and shareholder servicing by platforms), such information through 9/30 shall be supplied by the Administrator during the normal registration update period. The Fund's new service provider is responsible for supplying any remaining information required to be included in the registration statement. The Fund's new service providers are also responsible for ensuring that any historical data disclosed in the current registration statement agrees to the previously filed registration statements or financial statements;

C. The Administrator will work with ClearSky to complete the Fund's registration renewals with expiration date up to November 1, 2007 and Sales Reports through September 30, 2007, will mail hard copy/CD Blue Sky files via two day express mail carrier to Jennifer Kelefant at State Street Blue Sky Department 2 Avenue de Lafayette - LCC0684 Boston, MA 02111 and will electronically convert the Blue Sky data (final copy) on October 1, 2007;

D.       The Administrator will also:

         (i) file necessary federal tax extensions relevant to the fiscal period ending September 30, 2007; the Fund's adviser must provide to the Administrator all the PFIC identifications and take full responsibility for such information;

         (ii) prepare tax provisions and applicable schedules for the financial statements; and

         (iii)    provide data for year-end 1099s;

E. The Administrator will provide by October 10, 2007, to the Fund and its service provider all Board reports for the quarter and fiscal year end as of 9/30/2007, including the report of expenses paid by SEI Investments Distribution Company pursuant to rule 12b-1 and the 38a-1, Code of Ethics (employee trading for the Fund and for SEI), Financial Officer certifications and reports for the September 30 quarter and fiscal year end periods;

F. The Administrator will provide to the Fund all required certifications signed by the fund accounting director and the financial reporting director;

G. The Administrator will, within industry standards, respond to reasonable inquiries and requests from the Fund's new service providers; and

H. The Administrator shall neither be responsible for actions or omissions of any of the Fund's new service providers nor shall the Administrator be required to divulge its proprietary information in providing any of the services in this Schedule A notwithstanding anything herein.

                               [END OF SCHEDULE A]

                                  SCHEDULE B

FEES:       $35,000.00








                               [END OF SCHEDULE B]